Pricing Supplement No. 2 dated July 12, 2005 (to Prospectus dated January 5, 2005 and Prospectus Supplement dated June 9, 2005)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$1,250,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	July 19, 2005	Closing Date: July 19, 2005		CUSIP Number:	78442F DP 0

Maturity Date:	July 26, 2010	Option to Extend Maturity:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:

Redeemable the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate:	4.500%.	Interest Payment Dates:	Each January 26th and July 26th during the term of the Notes, beginning January 26, 2006, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method:	30/360	Interest Periods:
Except for the inital Interest Period, which begins on the Closing Date and ends on January 25, 2006, from and including the previous January 26th or July 26th, as the case may be, to and including the next succeeding July 25th or January 25th, as the case may be, with no adjustment to period end dates for accrual purposes.

Bank of America Securities LLC	Citigroup	Merrill Lynch & Co
Joint Book-Running Managers

Barclays Capital Credit Suisse First Boston HSBC	Lehman Brothers UBS Investment Bank Wachovia Securities
Co-Managers

July 12, 2005

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.
Agent:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
Banc of America Securities LLC	$333,334,000.00
Citigroup Global Markets Inc.	333,333,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	333,333,000.00
Barclays Capital Inc.	41,667,000.00
Credit Suisse First Boston LLC	41,667,000.00
HSBC Securities (USA) Inc.	41,667,000.00
Lehman Brothers Inc.	41,667,000.00
UBS Securities LLC	41,666,000.00
Wachovia Capital Markets, LLC	41,666,000.00

Total	$1,250,000,000.00
Issue Price:	99.719%.
Agent's Commission:	0.35%.
Net Proceeds:	$1,242,112,500.
Concession:	0.200%.
Reallowance:	0.175%.
CUSIP Number:	78442F DP 0.
ISIN Number:	US78442FDP09.

An affiliate of one of the underwriters has entered into a swap transaction with the issuer in connection with the Notes and may have received compensation in connection with that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation
nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0108